Exhibit 5.1
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           [LETTERHEAD OF KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP]


May 23, 2006

Annaly Mortgage Management, Inc.
1211 Avenue of the Americas, Suite 2902
New York, New York 10017

       Re: Registration of Shares on Form S-3
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Ladies and Gentlemen:

       We have acted as counsel for Annaly Mortgage Management, Inc., a Maryland corporation (the "Company"), in connection with a Registration Statement on Form S-3 filed on May 23, 2006 and all amendments thereto (collectively,
"Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of shares of common stock, $0.01 par value per share, of the Company and shares of preferred stock, $0.01 par value per share, of the Company (collectively, the "Shares"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

       You have requested our opinion as to the matter set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Articles of Incorporation, as amended and supplemented, and Bylaws, as amended, and the corporate actions of the Company that provide for the adoption and subsequent amendments of the Registration Statement and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company in rendering our opinion. We have further assumed the legal capacity of natural persons. We have not verified any of those assumptions.

       Our  opinion  set  forth  below  is  limited  to  the  Maryland   General
Corporation   Law,   including  the   applicable   provisions  of  the  Maryland
Constitution and reported judicial decisions interpreting those laws.

       Based upon and subject to the foregoing, it is our opinion that:

       1. The Company has been duly incorporated and is validly existing under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland.

       2. The Shares have been duly authorized for issuance by the Company and, when and if issued and delivered against payment therefor in accordance with the charter of the Company and the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

Annaly Mortgage Management, Inc.
May 23, 2006
Page 2


       The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

       This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

                                Yours truly,



                                /s/ KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP

                                KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP